Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ImmuCell Corporation of our report dated March 22, 2019, relating to the financial statements of ImmuCell Corporation, appearing in the Annual Report on Form 10-K of ImmuCell Corporation for the year ended December 31, 2018.

/s/ RSM US LLP

Boston, Massachusetts

March 27, 2020